Exhibit 10.19

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

FIRST AMENDMENT TO SUPPLY AGREEMENT

THIS AMENDMENT is entered into this 29th day of August, 2013, by and between Gnosis Bioresearch srl, a subsidiary fully owned company by GNOSIS SPA organized under the laws of Italy whose head office is located at Via Pomarico, 75010 Pisticci Scalo (MT), Italy, which is registered in the Commercial Register of Matera under No. 01023770777 (“Gnosis”), and Durata Therapeutics, Inc., a company organized under the laws of the State of Delaware with offices at 200 S. Wacker Drive, Suite 2550, Chicago, IL 60606 USA (“Durata”) (collectively the “Parties”).

WHEREAS, on June 12, 2012, the Parties executed a Supply Agreement (hereinafter “the Agreement”) concerning the manufacture and supply by Gnosis of certain products for and to Durata; and

WHEREAS, pursuant to Section 15.4 of the Agreement, the Parties desire to memorialize certain amendments to the Agreement which will form the First Amended Agreement.

NOW, THEREFORE, the Parties mutually agree to amend the Agreement as follows:

1.	Article 1 is amended to include the following: “‘Facility Acceptance’ means that Durata is allowed by laws and regulations to commercially sell product manufactured at the Facility as evidenced by either: (a) NDA for the Product is approved without FDA inspection of The Facility or (b) based on inspection performed by FDA, the Facility has been classified as “acceptable.” Acceptance is deemed achieved if following FDA inspection of the facility, the FDA does not issue Form 483 or if the FDA issues form 483, such form does not include any critical or major observations that would render the FDA unable to approve the Facility.

2.	Article 1, definition of “Legal Requirements” is amended to include the following: “Notwithstanding anything to the contrary contained in this definition, “Legal Requirements” specifically excludes Facility Acceptance as a requirement for the first [**] kg of Product manufactured by Gnosis and provided to Durata under this Agreement, subject to Section 5 below.

3.	Section 3.3(a) is amended to read: “Promptly after Effective Date the Parties shall enter into good faith discussions and use their respective good faith reasonable efforts to enter into a technical and quality agreement (the “Quality Agreement”) no later than the [**] days after finalization of this Amendment following the most recent guidance of FDA: “Contract Manufacturing Arrangements for Drugs; Quality Agreements, “ and based on the terms set out in Exhibit 3.3(a) pursuant to which, among other things, Gnosis will conduct all quality control and release testing for the Product.

4.	The first sentence of Section 4.5(d) is amended to read: “In order to avoid a Supply Failure, at Durata’s written request, Gnosis agrees to have manufactured at Durata’s expense, and stored on-site at the Facility, at least [**] Kilograms worth of safety stock (the “Safety Stock”) From [**] through end of the Term (or such other period of time as specified by Durata).”

5.	Section 6.1 is amended by adding the following: Durata acknowledges that the first [**] kg of Product will be manufactured in [**] and maybe manufactured prior to Facility Acceptance. Durata agrees that Gnosis will invoice Durata for the first [**] kg of Product, manufactured by Gnosis and provided to Durata under this agreement in the [**] and subject to the remainder of this section, Durata shall pay this invoice no later than [**]. Notwithstanding the foregoing, if the Facility does not achieve Facility Acceptance by [**], Gnosis will refund to Durata this payment in full by [**] and Durata will have no further obligation to pay for any other Product produced at the Facility prior to [**]. Assuming Facility Acceptance, Gnosis will invoice Durata the remaining [**] kg at the later of conclusion of production (including passing all specifications) or at the time of Facility Acceptance,

6.	Section 6.2 is amended to include the following: Except as stated in Section 5 above,” Durata shall have no obligation to pay Gnosis any amounts for Product manufactured and supplied by Gnosis to Durata hereunder (i) until Gnosis receives Facility Acceptance from the FDA; and (ii) to the extent that Durata would be restricted from making such Product commercially available due to restrictions imposed by a Regulatory Authority if such restrictions arise from a failure of Gnosis to have Facility Acceptance to manufacture the Product at the time such Product was manufactured.”

7.	Section 10.1 is amended to read: “Term. This Agreement shall come into effect upon signature of this Agreement and shall continue, unless otherwise terminated pursuant to Section 10.2 or by mutual agreement between the Parties until the fifth (5) anniversary of the Effective Date (the “Initial Term”). Thereafter, this Agreement shall automatically extend for additional terms of two (2) years (each, a “Renewal Term” and the Renewal Term(s) together with the Initial Term, the “Term”) unless either Party provides the other Party written notice of its intent not to renew this Agreement at least twelve (12) months prior to the end of the then applicable.”

8.	EXHIBIT 4.1 is replaced by “AMENDED EXHIBIT 4.1” (attached).

The complete First Amended Supply Agreement and exhibits thereto, incorporating the foregoing amendments, are attached hereto.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby as of the date of the date first indicated above, have each executed this Amendment to the Agreement.

Durata Therapeutics, Inc.	Gnosis S.p.A.

/s/ Corey Fishman	/s/ Renzo Berna
Signature	Signature

Corey Fishman	Renzo Berna
Printed Name	Printed Name

COO/CFO	CEO
Title	Title

August 29, 2013	29/8/13
Date	Date

AMENDED EXHIBIT 4.1

MINIMUM ANNUAL BINDING VOLUMES AND SUPPLY PRICES

According to volumes indicated below, supply prices of Dalbavancin are:

Year 1 - 2014:	at least [**] kg at Euro [**] / kg.

The initial [**] kg for 2014 will be produced in [**] and will be invoiced according to Section 5 above. Any amount over the initial [**] kg for 2014 will be invoiced upon definition of the total weights produced.

Year 2 - 2015:	at least [**] kg at Euro [**] / kg.

The initial [**] kg for 2015 will be produced in the [**] and will be invoiced in the [**]. Any amount over the initial [**] kg for 2015 will be invoiced upon definition of the total weights produced.

Safety Stock	[**] kg Safety stock produced in [**] and invoiced in the [**], with payment due no later than [**].

Year 3 - 2016:	at least [**] kg at Euro [**] / kg.

The initial [**] kg for 2016 will be produced in the [**] and will be invoiced in the [**]. Any amount over the initial [**] kg for 2016 will be invoiced upon definition of the total weights produced.

Years 4 - [**]:	Quantities and pricing to be defined no later than [**].

Gnosis is the Main Supplier for the first [**] years of Product supply [**]. Main Supplier for the remaining years [**] will be reconfirmed by [**].

*	For Product manufactured in excess of the forgoing minimums in any given year, a reduced price will apply as follows:

From Yearly Minimum (above) to [**] Kg	–[**]% off

From [**] kg to [**] Kg	–[**]% off

Above [**] Kg	–[**]% off

It is understood that Durata will pay Gnosis the full price for the first [**] years of minimum binding and safety stock manufactured, notwithstanding any of the following: (i) the NDA for Product has not been approved by the FDA for reasons not imputable to Gnosis or (ii) submission of the NDA for Product has been withdrawn for any reason not imputable to Gnosis activities, or (iii) the postponement or suspension of the launch of the Product on the market not imputable to the materials produced by Gnosis.